Exhibit 10.19
EXECUTIVE AGREEMENT
This Executive Agreement (the “Agreement”) is made this ___________ day of [______], 20[__], by and between Citrix Systems, Inc., a Delaware corporation (the “Company”), and ________________ (the “Executive”).
WHEREAS, the Executive has been employed by the Company since [__________] and currently serves as the [title] of the Company.
WHEREAS, the Company and the Executive desire to enter into this Agreement, effective [___________] (the “Effective Date”), in order to, among other things, provide for certain severance benefits both upon a termination in connection with a change in control of the Company and upon a termination in connection with certain events not involving a change in control of the Company.
NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein contained, the parties hereto agree as follows:
1.Purpose and Term.
(a)Purpose. The Compensation Committee of the Board of Directors of the Company (the “Board”) has determined that appropriate steps should be taken to provide the Executive with competitive compensation and benefits arrangements in the event his or her employment is involuntarily terminated under certain circumstances. Nothing in this Agreement shall be construed as creating an express or implied contract of employment; and, except as otherwise agreed in writing between the Executive and the Company, the Executive shall not have any right to be retained in the employ of the Company, any successor to the Company or any successor of any business of the Company.
(b)Term. The terms of this Agreement shall commence on the Effective Date and shall continue until and including the third anniversary of the Effective Date unless earlier terminated as provided herein or extended as described in this paragraph (the “Initial Term”). The Initial Term shall be renewed automatically for periods of one year (each, an “Extended Term”) commencing at the third anniversary of the Effective Date and each subsequent anniversary thereof, unless written notice of non-renewal is given by either party to the other not less than 180 days prior to the end of the Initial Term or any Extended Term. As used herein, “Term” shall include the Initial Term and any Extended Term, but the Term shall end upon any termination of the Executive’s employment with the Company as provided herein. Notwithstanding the foregoing, in the event a Change in Control (as defined in Section 5(b)) occurs during the Initial Term or any Extended Term, the Term shall be extended until 12 months after the Change in Control.
2.Severance Benefits Not in Connection with a Change in Control. If, during the Term, the Executive’s employment is terminated by the Company for any reason other than for Cause, Disability or death, or if the Executive terminates his or her employment for Good Reason, subject to the Executive signing a separation and release agreement in substantially the form attached hereto as Exhibit I (the “Separation Agreement and Release”), and the Separation Agreement and Release becoming irrevocable, all within 60 days after the earlier of (i) the Date of Termination or (ii) the date the Executive is provided with the Separation Agreement and Release (the “60-day Period”), the Executive shall be entitled to the following:

(a)The Company shall pay the Executive a severance amount equal to the sum of (i) the Executive’s then current annual base salary (the “Current Base”) and (ii) the higher of (A) the Executive’s Target Variable Cash Compensation or (B) the amount of variable cash compensation (i.e., annual cash bonus) paid to the Executive for the fiscal year that ended immediately prior to the Date of Termination. Such amount shall be paid in a lump sum in cash on the next regularly-scheduled payroll date following the date that the Separation Agreement and Release becomes irrevocable and in any event during the 60-day Period; provided, however, that if the 60-day Period begins in one calendar year and ends in a second calendar year and the lump sum amount would have been payable during the first calendar year based on the foregoing, the severance amount shall instead be paid on the first regularly-scheduled payroll date in the second calendar year and no later than the last day of the 60-day Period.
(b)On the date the Separation Agreement and Release becomes irrevocable, the Executive shall become vested in that portion of all of his or her then outstanding unvested equity awards with time-based vesting that would have become vested within the 12-month period following the Date of Termination, and notwithstanding the terms of the existing equity award agreements, the forfeiture of such portion of the equity awards shall be delayed until the end of the 60-day Period. Shares of the Company’s common stock underlying any such vested restricted stock units with time-based vesting shall be issued to the Executive upon the Separation Agreement and Release becoming irrevocable in accordance with the foregoing (it being understood that the Executive shall have no rights with respect to such shares of common stock unless and until they are issued to the Executive).
(c)For a period of 12 months following the Date of Termination or until the Executive becomes covered under a group health plan of another employer, whichever is earlier (the “COBRA Coverage Period”), the Company shall provide the Executive, and his or her eligible dependents, at the Company’s sole expense, continued medical, dental and vision insurance benefit coverage in accordance with the provisions of COBRA, provided that the Executive timely executes all necessary COBRA election documentation and remains eligible for COBRA coverage. To the extent that such benefit coverage constitutes a taxable benefit to the Executive, the Executive shall be responsible for such tax obligation and the Company shall not be required to pay any tax gross-up amount. COBRA election documentation will be sent to the Executive after the Executive’s Date of Termination. After the Executive’s COBRA Coverage Period, if the Executive wishes to continue such COBRA coverage and is eligible therefor, the Executive will be required to pay all requisite premiums for such continued coverage.
(d)The Company shall provide executive-level outplacement assistance to the Executive for a period of 12 months following the Date of Termination.
(e) If, on the Date of Termination, the Executive is currently enrolled for financial management services with Ayco, or a similar financial management service provider previously approved by the Company, the Company shall provide continued financial management services at the then current level of benefit being provided by Ayco or such other previously-approved financial management service provider for a period of 12 months following the Date of Termination.
For the avoidance of doubt, if the business of the Company as to which the Executive’s employment then relates is sold or spun off and the Executive continues employment with the successor entity or one of its affiliates, the Executive shall not be deemed to incur a termination of employment, or be entitled to any benefits, under this Section 2 solely as a result of such sale or spin-off (it being understood that if such transaction constitutes a Change in Control, then the Executive shall be eligible to receive severance payments and benefits under and in accordance with the terms and conditions of Section 3 below).

Notwithstanding the foregoing, if the Executive becomes eligible to receive severance payments and benefits under Section 3 below (the Change in Control Severance Benefits), the Executive shall not be eligible to receive severance payments or benefits under Section 2 of this Agreement.
(f)    Notwithstanding anything in the foregoing to the contrary, the Company may modify the Separation Agreement and Release (i) to substitute a consideration period of forty-five (45) days for the consideration period in Section 6 of the Separation Agreement and Release; (ii) make changes that the Company determines to be necessary or appropriate based on changes in applicable law; or (iii) to make non-material revisions.
3.Change in Control Severance Benefits. The provisions of this Section 3 are intended to assure and encourage in advance the Executive’s continued attention and dedication to his or her assigned duties and his or her objectivity during the pendency and after the occurrence of a Change in Control. These provisions shall apply in lieu of, and expressly supersede, the provisions of Section 2 regarding severance pay and benefits upon a termination of employment, if such termination of employment occurs within 12 months after the occurrence of the first event constituting a Change in Control. These provisions shall terminate and be of no further force or effect beginning 12 months after the occurrence of a Change in Control (provided that any obligation to satisfy payment obligations thereafter shall remain in effect until all such payments are made).
(a)Treatment of Equity Awards with Performance-Based Vesting. Upon a Change in Control during the Term, any outstanding equity award with performance-based vesting held by the Executive shall be deemed earned based on, and to the extent of, the actual achievement of the applicable performance metric as of the Change in Control (provided that if the applicable award agreement, as amended, provides for greater benefits than set forth herein, such award agreement shall control the treatment of such award), but the shares deemed earned shall remain subject to time-based cliff vesting at the end of the remaining performance measurement period.
(b)Change in Control Benefits. If, during the Term, upon or within 12 months after a Change in Control, the Executive’s employment is terminated by the Company for any reason other than for Cause, Disability or death, or if the Executive terminates his or her employment for Good Reason (each a “Terminating Event”), then, subject to the signing of the Separation Agreement and Release by the Executive and the Separation Agreement and Release becoming irrevocable, all within 60 days after the Date of Termination:
(i)the Company shall pay the Executive a lump sum in cash in an amount equal to 150% of the sum of (A) the Executive’s annual base salary in effect on the date of the Terminating Event (or the Executive’s annual base salary in effect immediately prior to the Change in Control, if higher) plus (B) the Executive’s Target Variable Cash Compensation;
(ii)all equity awards held by the Executive shall immediately accelerate and become fully vested, exercisable (if applicable) and nonforfeitable;
(iii)for a period of 18 months following the Date of Termination or until the Executive becomes covered under a group health plan of another employer, whichever is earlier (the “COBRA Coverage Period”), the Company shall provide the Executive, and his or her eligible dependents, at the Company’s sole expense, continued medical, dental and vision insurance benefit coverage in accordance with the provisions of COBRA, provided that the Executive timely executes all necessary COBRA election documentation and remains eligible for COBRA coverage. To the extent that such benefit coverage constitutes a taxable benefit to the Executive, the Executive shall be responsible for such tax obligation and the Company shall not be required to pay any tax gross-up amount. COBRA election documentation will be sent to the Executive after the Executive’s Date of Termination. After the Executive’s COBRA Coverage Period, if the Executive wishes to continue such COBRA coverage and is eligible therefor, the Executive will be required to pay all requisite premiums for such continued coverage;
(iv)the Company shall provide executive-level outplacement assistance to the Executive for a period of 18 months following the Date of Termination;
(v)if, on the Date of Termination, the Executive is currently enrolled for financial management services with Ayco, or a similar financial management service provider previously approved by the Company, the Company shall provide continued financial management services at the then current level of benefit being provided by Ayco or such other previously-approved financial management service provider for a period of 18 months following the Date of Termination; and
(vi)the amount payable under this Section 3(b)(i) shall be paid within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payment shall be paid in the second calendar year by the last day of such 60-day period.
4.Additional Limitation under Section 280G.
(a)Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which the Executive becomes subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in the Executive receiving a higher After Tax Amount (as defined below) than the Executive would receive if the Aggregate Payments were not subject to such reduction. In such event, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c).
(b)For purposes of this Section 4, the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state, and local income, excise and employment taxes imposed on the Executive as a result of the Executive’s receipt of the Aggregate Payments. For purposes of determining the After Tax Amount, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(c)The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to Section 4(a) shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”) with the Executive’s consent, which will not be unreasonably withheld. The Accounting Firm shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Executive. Any determination by the Accounting Firm shall be binding upon the Company and the Executive.
5.Definitions. For purposes hereof, the following terms shall have the meanings set forth below:
(a)“Cause” shall mean a termination of the Executive’s employment which is a result of:
(i)the indictment of the Executive for the commission of any felony or a misdemeanor involving deceit, material dishonesty or fraud, or any willful conduct by the Executive that would reasonably be expected to result in material injury or reputational harm to the Company if the Executive were retained in his or her position; or
(ii)willful disclosure of material trade secrets or other material confidential information related to the business of the Company and its subsidiaries or affiliates; or
(iii)willful and continued failure substantially to perform the Executive’s duties with the Company (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the Executive by the Board, which demand identifies the specific actions which the Board believes constitute willful and continued failure substantially to perform the Executive’s duties, and which performance is not substantially corrected by the Executive within 30 days of receipt of such demand; or
(iv)willful and knowing participation in releasing false or materially misleading financial statements or submission of a false certification to the Securities and Exchange Commission; or
(v)failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Board to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.
(b)“Change in Control” shall mean any of the following:
(i)any “Person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended and in effect from time to time (the “Exchange Act”) (other than the Company, any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its subsidiaries), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Exchange Act) of such person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30 percent or more of the combined voting power of the Company’s then outstanding securities having the right to vote in an election of the Company’s Board of Directors (“Voting Securities”) (in such case other than as a result of an acquisition of securities directly from the Company); or
(ii)the consummation of a consolidation, merger or sale or other disposition of all or substantially all of the assets of the Company in a single transaction or series of related transactions (a “Corporate Transaction”); excluding, however, a Corporate Transaction in which the stockholders of the Company immediately prior to the Corporate Transaction, would, immediately after the Corporate Transaction, beneficially own (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, shares representing in the aggregate more than 50 percent of the voting shares of the corporation issuing cash or securities in the Corporate Transaction (or of its ultimate parent corporation, if any); or
(iii)persons who, as of the date hereof, constitute the Company’s Board of Directors (the “Incumbent Directors”) cease for any reason, including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Board, provided that any person becoming a director of the Company subsequent to the date hereof shall be considered an Incumbent Director if such person’s election was approved by or such person was nominated for election by either (A) a vote of at least a majority of the Incumbent Directors or (B) a vote of at least a majority of the Incumbent Directors who are members of a nominating committee comprised, in the majority, of Incumbent Directors; but provided further, that any such person whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of members of the Board of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director; or
(iv)any other acquisition of the business of the Company in which a majority of the Board votes in favor of a decision that a Change in Control has occurred within the meaning of this Agreement; or
(v)the approval by the Company’s stockholders of any plan or proposal for the liquidation or dissolution of the Company.
Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred for purposes of the foregoing clause (b)(i) solely as the result of an acquisition of securities by the Company that, by reducing the number of shares of Voting Securities outstanding, increases the proportionate number of shares of Voting Securities beneficially owned by any person to 30 percent or more of the combined voting power of all then outstanding Voting Securities; provided, however, that if any person referred to in this sentence shall thereafter become the beneficial owner of any additional shares of Voting Securities (other than pursuant to a stock split, stock dividend, or similar transaction or as a result of an acquisition of securities directly from the Company) and immediately thereafter beneficially owns 30 percent or more of the combined voting power of all then outstanding Voting Securities, then a “Change in Control” shall be deemed to have occurred for purposes of the foregoing clause (b)(i).
(c)“Date of Termination” shall mean: (i) if the Executive’s employment is terminated by the Company without Cause, the date on which Notice of Termination is given; and (ii) if the Executive’s employment is terminated by the Executive with Good Reason, the date on which a Notice of Termination is given after the end of the Cure Period; provided however, that if the Executive resigns with Good Reason prior to a Change in Control [or the

Executive resigns with Good Reason pursuant to the final proviso of subsection (i) (clause (x)) of the Good Reason definition]1, then the Executive agrees to continue to be employed for up to a 90-day transition period after the end of the Cure Period if so requested by the Company. Notwithstanding the foregoing, in the event that the Executive gives a Notice of Termination to the Company, the Company may unilaterally accelerate the Date of Termination and such acceleration shall not result in a separate termination by the Company for purposes of this Agreement.
(d)“Disability” shall mean that if, as a result of the Executive’s incapacity due to physical or mental illness, the Executive shall have been absent from his or her duties to the Company on a full-time basis for 180 calendar days in the aggregate in any 12 month period.
(e)“Good Reason” shall mean the Executive has complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events without the Executive’s consent:
(i)a substantial reduction, not consented to by the Executive, in the nature or scope of the Executive’s responsibilities, authorities, powers, functions or duties[; provided (x) that it will be considered a substantial reduction in duties and responsibilities if after a Change in Control, the Executive is not [title] of the ultimate parent entity of the resulting company or such parent is not a publicly traded company];2
(ii)a reduction in the Executive’s annual base salary or Target Variable Cash Compensation opportunity, each as in effect on the date hereof or as the same may be increased from time to time hereafter;
(iii)the relocation of the Company’s office at which the Executive is principally employed (the “Current Office”) to any other location more than 35 miles from the Current Office, or the requirement by the Company for the Executive to be based more than 35 miles away from the Current Office, except for required travel on the Company’s business to an extent substantially consistent with the Executive’s business travel obligations;
(iv)following a Change in Control, the material breach by the Company of any agreements, plans, policies and practices relating to the Executive’s employment with the Company;
(v)failure to provide the Executive with any payments, rights and other entitlements included hereunder, including without limitation upon a Change in Control as provided for herein; or
(vi)the Company’s issuance to the Executive of a notice of non-renewal under Section 1(b) hereof.
(f)“Good Reason Process” shall mean that (1) the Executive reasonably determines in good faith that a “Good Reason” condition has occurred; (2) the Executive notifies the Company in writing of the first occurrence of the Good Reason condition within 60 days of the first occurrence of such condition, if such condition occurs prior to a Change in Control and within 90 days of the first occurrence with respect to a condition that occurs in connection with or following a Change in Control; (3) the Executive cooperates in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy
1 Bracketed wording for CLO, CFO, COO and CHRO.
2 Bracketed wording for CLO, CFO, COO and CHRO.

the condition; (4) notwithstanding such efforts, the Good Reason condition continues to exist; and (5) the Executive terminates his or her employment within 60 days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.
(g)“Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon. Any termination of the Executive’s employment by the Company or any such termination by the Executive hereunder shall be communicated by written Notice of Termination to the other party hereto.
(h)“Target Variable Cash Compensation” shall mean the Executive’s variable cash compensation target for the then current fiscal year, calculated as though the Company and the Executive achieved, as of the applicable measurement date, the Company’s financial targets and the Executive’s financial targets and individual goals, each at the 100 percent level.
6.Executive’s Covenant. The Executive has entered into a Non-Solicitation, Non-Compete and Confidentiality and Employee Non-Disclosure Agreement with the Company dated on or before the Executive’s commencement of employment with the Company (the “Restrictive Covenant Agreement”), which is incorporated herein by reference and survives the termination or expiration of this Agreement. In consideration of the benefits received under this Agreement, the Executive hereby reconfirms his or her obligations under the Restrictive Covenant Agreement in all respects. Notwithstanding the foregoing, nothing in this Agreement or the Restrictive Covenant Agreement shall be construed to affect the Executive’s right to participate in any proceeding before a federal or state administrative agency, including, without limitation, by cooperating with any such agency’s request for information or by making any good faith report to a governmental agency or entity concerning any act or omission that the Executive believes constitutes a possible violation of federal or state law or making other disclosures that are protected under the anti-retaliation or whistleblower provisions of applicable federal or state law or regulation.
7.Termination. This Agreement shall terminate upon the earliest of (a) the termination by the Company of the employment of the Executive for Cause or the failure by the Executive to perform his or her full-time duties with the Company by reason of his or her death or Disability, (b) the resignation or termination of the Executive’s employment by the Executive without Good Reason or the (c) at the end of the then current Term following delivery of a notice of non-renewal under Section 1(b) herein (subject to the terms of such Section 1(b)).
8.Section 409A.
(a)Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation otherwise subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.
(b)All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
(c)To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).
(d)The parties intend that this Agreement will be administered in accordance with Section 409A of the Code and further intend that all payments and benefits hereunder will be exempt from Section 409A of the Code to the greatest extent possible. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.
(e)The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.
9.Litigation and Regulatory Cooperation. During and after the Executive’s employment, the Executive shall cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Executive was employed by the Company. The Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Executive’s employment, the Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company. Any cooperation pursuant to this Section 9 is subject to the Company’s obligation to (i) reimburse the Executive for any expenses incurred during activities reasonably performed at the Company’s request pursuant to this Section 9, subject to the same standards and procedures as apply to business expense reimbursements pursuant to the Company’s Travel and Expense reimbursement policy, and (ii) compensate the Executive at a daily rate equal to the sum of the Executive’s annual base salary as of the date of the Executive’s separation from employment and the Executive’s Target Variable Cash Compensation, divided by 365, to the extent that the Executive reasonably expends any time in performing activities at the Company’s request pursuant to this Section 9 at any time after the Executive’s separation from employment; provided that the Executive acknowledges that he or she shall not at any time be entitled to compensation for time spent in activities that could have been compelled pursuant to a subpoena, including testimony and related attendance at depositions, hearings or trials.
10.Arbitration of Disputes. Any controversy or claim arising out of or relating to this Agreement or the breach thereof or otherwise arising out of the Executive’s employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination whether based on age or otherwise and any other claims based on any statute) shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of the American Arbitration Association (“AAA”) in Fort Lauderdale, Florida in accordance with the Employment Arbitration Rules of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators. In the event that any person or entity other than the Executive or the Company may be a party with regard to any such controversy or claim, such controversy or claim shall be submitted to arbitration subject to such other person or entity’s agreement. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This Section 10 shall be specifically enforceable. Notwithstanding the foregoing, this Section 10 shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this Section 10. Notwithstanding the above, if the Company has moved the Executive’s principal place of work to the Santa Clara, California area prior to a proceeding referred to in this Section, then “California” and “San Jose, California” shall be substituted for “Florida” and “Fort Lauderdale, Florida” above.
11.Consent to Jurisdiction. To the extent that any court action is permitted consistent with or to enforce Section 10 of this Agreement, the parties hereby consent to the jurisdiction of the Superior Court of the State of Florida and the United States District Court for the District of Florida. Accordingly, with respect to any such court action, the Executive (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process. Notwithstanding the above, if the Company has moved the Executive’s principal place of work to the Santa Clara, California area prior to a court action referred to in this Section, then “California” and “Northern District of California” shall be substituted for “Florida” and “District of Florida” above.
12.Integration. This Agreement, together with the additional agreements referred to herein, constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties concerning such subject matter.
13.Effect on Other Plans. An election by the Executive to resign for Good Reason under the provisions of this Agreement shall not be deemed a voluntary termination of employment by the Executive for the purpose of interpreting the provisions of any of the Company’s benefit plans, programs or policies. Nothing in this Agreement shall be construed to limit the rights of the Executive under the Company’s benefit plans, programs or policies except that the Executive shall have no rights to any severance benefits under any Company severance pay plan.

14.Withholding. All payments made by the Company to the Executive under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law.
15.Successor to the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal representatives, executors, administrators, heirs, distributees, devisees and legatees.
16.Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
17.Survival. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of the Executive’s employment to the extent necessary to effectuate the terms contained herein.
18.Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.
19.Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Chief Executive Officer.
20.Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.
21.Governing Law. This contract shall be construed under and be governed in all respects by the laws of the [state where the Executive works]3, without giving effect to the conflict of laws principles of such State. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals in such jurisdiction.
22.Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.
23.Successor to Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no succession had taken place. Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a material breach of this Agreement.
3 Insert state where employee works

24.Gender Neutral. Wherever used herein, a pronoun in the masculine gender shall be considered as including the feminine gender unless the context clearly indicates otherwise.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Company by its duly authorized officer, and by the Executive, as of the date first above written.
CITRIX SYSTEMS, INC.

By:
[	]

Executive

EXHIBIT I

SEPARATION AGREEMENT AND RELEASE

I, [name of executive] (referred to herein with the pronouns “I,” “me” and “my”), and Citrix Systems, Inc. (the “Company”) enter into this Separation Agreement and Release (the “Release”) pursuant to Section 2 or 3 of the Executive Agreement between the Company and me dated [date] (the “Executive Agreement”). I acknowledge that my timely execution and return and my non-revocation of this Release are conditions to my entitlement to the benefits set forth in Section 2 or 3 of the Executive Agreement (the “Severance Benefits”). I therefore agree to the following terms:
1.Release of Claims. I voluntarily release and forever discharge the Company, its parents, subsidiaries, and affiliated entities, and each of those entities’ respective current and former shareholders, investors, directors, officers, employees, agents, attorneys, insurers, legal successors and assigns (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when I sign this Release, I have, ever had, now claim to have or ever claimed to have had against any or all of the Releasees. This includes, without limitation, the release of all Claims:
•relating to my employment by the Company and my separation from employment;
•of wrongful discharge;
•of breach of express or implied contract;
•of retaliation, harassment, or discrimination under federal, state or local law (including, without limitation, Claims of age discrimination, harassment, or retaliation under the Age Discrimination in Employment Act, Claims of disability discrimination, harassment, or retaliation under the Americans with Disabilities Act, Claims of discrimination, harassment, or retaliation under Title VII of the Civil Rights Act of 1964 and Claims of any form of discrimination, harassment, or retaliation that is prohibited by the [Florida Civil Rights Act] [the California Fair Employment and Housing Act]4 or the law of any other state);
•under any other federal, state or local statute;
•of defamation, invasion of privacy, infliction of emotional distress, or other torts;
•of violation of public policy;
•for wages, bonuses, incentive compensation, vacation pay or any other compensation or benefits[, including without limitation Claims based on the California Labor Code]; and
•for damages or other remedies of any sort, including, without limitation, compensatory damages, penalties, punitive damages, injunctive relief and attorney’s fees;
provided, however, that this release shall not affect my rights under the Company’s Section 401(k) plan, my rights to the Severance Benefits under the Executive Agreement, my rights to indemnification under the Indemnification Agreement between the Company and me (the “Indemnification Agreement”), my rights to Directors’ and Officers’ insurance, my rights to any vested equity awards, my rights to file an administrative charge or complaint with the Equal Employment Opportunity Commission or other administrative agency, and any rights and claims that cannot be waived by law.
I agree that I shall not seek or accept damages of any nature, other equitable or legal remedies for my own benefit, attorney’s fees, or costs from any of the Releasees with respect to any Claim released by this Release; provided that nothing in this Release limits any right I may have to receive a whistleblower award or bounty for information provided to the Securities and
4 Select which law based on the employee’s location.

Exchange Commission. I represent that I have not assigned to any third party and I have not filed with any court any Claim released by this Release.
2.Ongoing Obligations. I reaffirm my ongoing obligations under the Citrix Systems, Inc. Confidential Information, Inventions Assignment and Non-Competition Agreement between me and the Company dated [insert date] (the “Restrictive Covenant Agreement”), including, without limitation, my obligations to maintain the confidentiality of all confidential and proprietary information of the Company, to return to the Company (in good condition) all of the Company’s equipment, property, and documents (whether in paper, electronic, or other format, and all copies thereof) that are in my possession or control, and refrain from certain activities for a twelve (12) month period after my termination of employment. I acknowledge that if the execution of Exhibit A to this Agreement, entitled “Citrix Systems, Inc. Termination Certification” (the “Certification”), is required and I agree to sign and return to the Company, at the same time I return the Release, the Certification (attached hereto as Appendix A) as a condition to my entitlement to the Severance Benefits. I also reaffirm my ongoing obligations under the Citrix Systems, Inc. Statement of Company Policy Regarding Insider Trading and Disclosure of Material Non-Public Information (the “Insider Trading Policy”) and agree that those obligations continue to apply following my separation from employment, until such time as any material, nonpublic information possessed by me has become public or is no longer material, but not to exceed 12 months. Without limiting the foregoing, I acknowledge and agree that I shall continue to be subject to the remainder of any Quarterly Black-Out or Special Black-Out (as defined in the Insider Trading Policy), if such black-out period was instituted prior to my separation from employment

3.Litigation and Regulatory Cooperation. I agree to cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while I was employed by the Company. My full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. I also agree to cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while I was employed by the Company. Any cooperation pursuant to this Section 3 is subject to the Company’s obligation to (i) reimburse me for any expenses incurred during activities reasonably performed at the Company’s request pursuant to this Section 3, subject to the same standards and procedures as apply to business expense reimbursements pursuant to the Company’s Travel and Expense reimbursement policy, and (ii) compensate me at a daily rate equal to the sum of my annual base salary as of the date of my separation from employment and my “Target Variable Cash Compensation” (as defined in the Executive Agreement), divided by 365, to the extent that I reasonably expend any time in performing activities at the Company’s request pursuant to this Section 3 at any time more than [insert: one year if Release executed in connection with Section 2 / 18 months if Release executed in connection with Section 3] after my separation from employment; provided that I acknowledge that I shall not at any time be entitled to compensation for time spent in activities that could have been compelled pursuant to a subpoena, including testimony and related attendance at depositions, hearings or trials.
4.Non-Disparagement and No Cooperation; Protected Disclosures.
(a)Unless I am compelled by subpoena or other compulsory legal process (of which I must provide the Company at least 10 days advance written notice where possible, I agree that I will not, at any time in the future, make any written or oral statement that disparages or damages (i) the business of the Company or any affiliate of the Company (together, “Company Parties”), (ii) any products or services of any Company Party, (iii) any member of the board of directors or management of any Company Party, or (iv) any investor in the securities of the Company or any representative thereof. In addition, the Company will direct [individual’s supervisor] not to, at any time in the future, make or cause to be made any written or oral statement that disparages or damages me or my reputation. I agree that I will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company and/or any of the other Releasees, unless under a subpoena or other court order to do so. In addition, I recognize that the Company’s business relationships with its customers, distributors, resellers and partners (collectively, “Customers and Partners”) are very important to the Company, and that if I – as an important Company representative in its dealings with Customers and Partners during the course of my employment – make any statement (directly or indirectly) to such Customers or Partners about the Company, any other Company Party, employees of any Company Party or the products or services of any Company Party that is untrue or otherwise may be harmful to the Company or any other Company Party, I will be deemed to have violated this Section 4(a).
(b)Nothing in this Release shall be interpreted or applied to prohibit me from making any good faith report to any governmental agency or other governmental entity (a “Government Agency”) concerning any act or omission that I reasonably believe constitutes a possible violation of federal or state law or making other disclosures that are protected under the anti-retaliation or whistleblower provisions of applicable federal or state law or regulation. In addition, nothing contained in this Release limits my ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including my ability to provide documents or other information, without notice to the Company. In addition, for the avoidance of doubt, pursuant to the federal Defend Trade Secrets Act of 2016, I shall not be held criminally or civilly liable under any federal or state trade secret law or under this Release or the Restrictive Covenant Agreement for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
5.[California Civil Code Section 1542. I acknowledge that I have been advised to consult with legal counsel and am familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.
Being aware of said code section, I agree to expressly waive any rights I may have thereunder, as well as under any other statute or common law principles of similar effect. I further acknowledge and agree that the inclusion of the waiver of said code section in this Release shall not be construed to affect the applicability of Florida law to this Release or to any other agreement between the Company and me.]5
5 To be revised for any contracts subject to CA law.

6.Right to Consider and Revoke Release. I acknowledge that I have been given the opportunity to consider this Release for a period ending twenty-one (21) days after the date when it was proposed to me. In the event that I execute this Release within less than twenty-one (21) days after such date, I acknowledge that such decision was entirely voluntary and that I had the opportunity to consider this Release until the end of the twenty-one (21) day period. To accept this Release, I shall deliver a signed Release to the Company’s General Counsel within such twenty-one (21) day period. For a period of seven (7) days from the date when I execute this Release (the “Revocation Period”), I shall retain the right to revoke this Release by written notice that is received by the General Counsel on or before the last day of the Revocation Period. This Release shall take effect only if it is executed within the twenty-one (21) day period as set forth above and if it is not revoked pursuant to the preceding sentence. If those conditions are satisfied, this Release shall become effective and enforceable on the date immediately following the last day of the Revocation Period (the “Effective Date”).6
7.Other Terms.
(a)Legal Representation; Review of Release. I acknowledge that I have been advised to discuss all aspects of this Release with my attorney, that I have carefully read and fully understand all of the provisions of this Release and that I am voluntarily entering into this Release.
(b)Binding Nature of Release. This Release shall be binding upon me and upon my heirs, administrators, representatives and executors.
(c)Amendment. This Release may be amended only by a written agreement executed by the Company and me.
(d)Severability. In the event that at any future time it is determined by an arbitrator or court of competent jurisdiction that any covenant, clause, provision or term of this Release is illegal, invalid or unenforceable, the remaining provisions and terms of this Release shall not be affected thereby and the illegal, invalid or unenforceable term or provision shall be severed from the remainder of this Release. In the event of such severance, the remaining covenants shall be binding and enforceable.
(e)Governing Law and Interpretation. This Release shall be deemed to be made and entered into in the [state where the Executive works], and shall in all respects be interpreted, enforced and governed under the laws of the State of [state where the Executive works], without giving effect to the conflict of laws provisions of [state where the Executive works] law. The language of all parts of this Release shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against the Company or me.
(f)Entire Agreement; Absence of Reliance. I acknowledge that I am not relying on any promises or representations by the Company or any of its agents, representatives or attorneys regarding any subject matter addressed in this Release. I acknowledge that this Release constitutes the entire agreement between the Company and me and that this Release supersedes any previous agreements or understandings between me and the Company, except the Executive Agreement, the Indemnification Agreement, the Restrictive Covenant Agreement, the Insider Trading Policy, and any equity award agreements and equity plans to which they are subject, and any other obligations specifically preserved in this Release.

6 Delete if executive is under 40

So agreed.
                            CITRIX SYSTEMS, INC.

______________________________________    By:_____________________________
Executive                         Name:
                             Title:

Date:__________________________________

Appendix A

Citrix Systems, Inc.
Termination Certification

    This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to Citrix Systems, Inc., its subsidiaries, affiliates, successors or assigns (together, the “Company”).

    I further certify that I have complied with all the terms of the Company’s Non-Solicitation, Non-Compete and Confidentiality and Employee Non-Disclosure Agreement signed by me, including the reporting of any Developments and original works of authorship (as defined therein) conceived or made by me (solely or jointly with others) covered by that agreement.

    I further agree that, in compliance with the Non-Solicitation, Non-Compete and Confidentiality and Employee Non-Disclosure Agreement and subject to the limitations and restrictions therein, I will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its clients, consultants or licenses.

Date: ____________________________         _______________________________
Executive